EXHIBIT 99.1

Oil States Updates Third Quarter 2018 Guidance

HOUSTON, Oct. 17, 2018 (GLOBE NEWSWIRE) -- Oil States International, Inc. (NYSE:OIS) announced today updated financial estimates for the third quarter of 2018 primarily due to $3.5 million of legal expenses incurred for patent defense and $2.6 million reserved for prior years’ Fair Labor Standards Act (“FLSA”) claim settlements. Oil States was also negatively impacted by lower revenues and under-absorption of manufacturing facility costs primarily in its Offshore/Manufactured Products segment due to revenue slippage and the delay of certain project awards. The Well Site Services segment incurred higher than expected repair and maintenance and equipment rental expenses.

As communicated on the second quarter 2018 earnings conference call, consolidated revenues were expected to range between $273 and $298 million. Currently, the Company anticipates unaudited third quarter revenues at the low end of the guided range, totaling approximately $275 million, an unaudited operating loss of approximately $4 million and EBITDA (Note A) of approximately $28 million inclusive of the aforementioned items. These amounts are not yet final and are subject to change as the Company completes its financial statement close process for the quarter.

Oil States will provide a more detailed update on its third quarter 2018 earnings conference call scheduled for October 29, 2018.

The tables below provide a summary of currently expected third quarter 2018 results.

Segment Data
Three Months Ended September 30, 2018
(In Thousands)
(Unaudited)

	Well Site Services		Downhole Technologies		Offshore / Manufactured Products	Corporate	Total
Revenues	$128,589		$56,571		$89,434	$—	$274,594

Operating income (loss)	$(5,477)	(1)	$6,485	(2)	$7,069	$(11,799)	$(3,722)

Reconciliation of GAAP to Non-GAAP Segment Financial Information (Note A)

	Well Site Services		Downhole Technologies		Offshore / Manufactured Products	Corporate	Total
Operating income (loss)	$(5,477)	(1)	$6,485	(2)	$7,069	$(11,799)	$(3,722)
Depreciation and amortization expense	20,363		4,582		5,426	215	30,586
Other income	619		1		89	—	709
Segment EBITDA	$15,505	(1)	$11,068	(2)	$12,584	$(11,584)	$27,573

(1) Includes a $2.6 million reserve for FLSA legal fees and claim settlement costs.

(2) Includes $3.5 million of legal expense associated with patent defense.

(A) The term Segment EBITDA consists of operating income (loss) plus depreciation and amortization expense, and certain other items as set forth in the table above.  Segment EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for operating income (loss) or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity.  Additionally, Segment EBITDA may not be comparable to other similarly titled measures of other companies.  The Company has included Segment EBITDA as a supplemental disclosure because its management believes that Segment EBITDA provides useful information regarding its ability to service debt and to fund capital expenditures and provides investors a helpful measure for comparing its operating performance with the performance of other companies that have different financing and capital structures or tax rates.  The Company uses Segment EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan.  The table above set forth reconciliations of Segment EBITDA to operating income (loss), which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles.

About Oil States
Oil States International, Inc. is a global oilfield products and services company serving the drilling, completion, subsea, production and infrastructure sectors of the oil and gas industry. The Company’s manufactured products include highly engineered capital equipment as well as products consumed in the drilling, well construction and production of oil and gas. Through its recent acquisition of GEODynamics, Inc., the Company is also a leading researcher, developer and manufacturer of engineered solutions to connect the wellbore with the formation in oil and gas well completions. Oil States is headquartered in Houston, Texas with manufacturing and service facilities strategically located across the globe. Oil States is publicly traded on the New York Stock Exchange under the symbol “OIS”.

For more information on the Company, please visit Oil States International’s website at www.oilstatesintl.com.

Forward Looking Statements
The foregoing contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements included herein are based on current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among other things, risks and uncertainties relating to Oil States' ability to retain GEODynamics' and Falcon's customers and employees, the ability to successfully integrate GEODynamics' and Falcon's operations, product lines, technology and employees into Oil States' operations, and the ability to achieve the expected synergies as well as accretion in earnings; risks associated with the general nature of the energy service industry; and other factors discussed in the “Business” and “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, Periodic Reports on Form 8-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof, and, except as required by law, the Company undertakes no obligation to update those statements or to publicly announce the results of any revisions to any of those statements to reflect future events or developments.

Company Contacts:
Lloyd A. Hajdik
Oil States International, Inc.
Executive Vice President, Chief Financial Officer and Treasurer
713-652-0582

Patricia Gil
Oil States International, Inc.
Director, Investor Relations
713-470-4860

SOURCE: Oil States International, Inc.